Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 filed on September 10, 2019) pertaining to the registration of 137,500 shares of common stock pursuant to an employment inducement award outside of a plan, of our reports dated March 1, 2019, with respect to the consolidated financial statements of Capital Senior Living Corporation and the effectiveness of internal control over financial reporting of Capital Senior Living Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas

September 10, 2019